UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

     BENNETT               BARRY
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     (Last)               (First)                 (Middle)
     619 - 11 Ave SE, Suite 204
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                                     (Street)
     Calgary,                AB                    T2G 0YB
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     (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     12/12/2002
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3. IRS Identification Number of Reporting Person, if an entity
(Voluntary)


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4. Issurer Name and Ticker or Trading Symbol

     ADVANCE ID CORPORATION  (AIDO)

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |X|   Director                            | |   10% Owner
   |X|   Officer (give title below)          | |   Other (specify
below)
           President and CEO
         ------------------------             ------------------------
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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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

* If the Form is filed by more than one Reporting Person, see
Instruction
  5(b)(v).

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      Table I -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
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1.Title of Security  2.Amount of Securities  3.Ownership   4. Nature of
  (Instr. 4)           Beneficially Owned     Form Direct     Indirect
                       (Instr. 4)            (D) or Indirect Beneficial
                                             (I) (Instr.5)   Ownership
                                                             (Instr.5)
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Class A Common Stock       209,000                D

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FORM 3 (continued)
          Table II -- Derivative Securities Acquired, Disposed of,
                           Or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 4)
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2. Date Exercisable and Expiration Date (Month/Date/Year)
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          Date Excisable          Expiration Date
          --------------          ---------------
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3. Title and Amount of Securities Underlying Derivative Security
(Instr. 4)
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          Title          Amount or Number of Shares
          -----          --------------------------

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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: (D) Direct or (I) Indirect
(Instr. 5)

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6. Nature of Indirect Beneficial Ownership (Instr. 5)

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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  Barry Bennett                                       2/28/03
----------------------------------            ---------------------
** Signature of Reporting Person                           Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.